EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Item 8.01. Other Events.

On May 1, 2025, Chicago Rivet & Machine Co. (the “Company”) announced that James T. Tanner has been appointed as the Company’s Senior Vice President of Sales and Marketing, effective immediately. Mr. Tanner replaces Bill Stlaske, who departed the Company earlier in 2025.

Mr. Tanner, age 56, brings over 30 years of sales and leadership experience in the manufacturing industry. He has held executive positions at Bosch, MacLean-Fogg, KSR International, and Speedgrip Chuck Co., with expertise in revenue generation, corporate branding, and key account management. Mr. Tanner holds a Bachelor of Science degree in Electrical Engineering from Lawrence Technological University and has more than a decade of experience in the fastener industry.

Gregory Rizzo, CEO of Chicago Rivet and Machine Co., commented: “We are excited to welcome Jim as our new Senior Vice President of Sales and Marketing. Jim brings a wealth of knowledge and experience not only in fasteners but a diverse range of products and services in multiple industries. We are confident that his leadership will guide our sales efforts to the next level, building on existing customer relationships and developing new customers and value streams.”

No family relationships exist between Mr. Tanner and any director or executive officer of the Company. There are no related party transactions between Mr. Tanner and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Contact:

Chicago Rivet & Machine Co.

(630) 357-8500